Exhibit 5.1

June 19, 2013

Response Biomedical Corp.
1781 – 75th Avenue W. Vancouver, BC, Canada V6P 6P2

Re: Response Biomedical Corp. - Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Response Biomedical Corp., a company formed under the laws of the Province of British Columbia (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933, as amended (the “Act”).

The purpose of the Registration Statement is to register the offer and sale of up to 1,644,414 common shares of the Company (the “Shares”) pursuant to the following:

(1)	the exercise of options to acquire common shares (“Options”) issued under the Amended and Restated 2008 Response Biomedical Corp. Stock Option Plan (the “Option Plan”);

(2)	the redemption of share units (the “RSUs”) issued under the Response Biomedical Corp. Restricted Share Unit Plan (the “RSU Plan”); and

(3)	the redemption of deferred share units (the “DSUs”) governed by the Company’s Non-Employee Director Deferred Share Unit Plan (the “DSU Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Notice of Articles and Articles of the Company and resolutions of the directors of the Company and the shareholders of the Company with respect to the matters referred to herein. We have also examined such certificates of public officials, officers of the Company, corporate records and other documents as we have deemed necessary as a basis for the opinion expressed below. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as certified copies or facsimiles thereof.

Our opinions herein are limited to the laws of British Columbia and the federal laws of Canada applicable therein.

Based upon the foregoing, we are of the opinion that all necessary corporate action has been taken by the Company to authorize the issuance of Shares: (1) upon the exercise of Options in accordance with their terms; (2) upon the redemption of RSUs in accordance with their terms; and (3) upon the redemption of DSUs in accordance with their terms. Further, we are of the opinion that when such Shares are issued in accordance with the terms of the Option Plan, RSU Plan and DSU Plan, as applicable, and upon redemption, the Shares will be validly issued as fully paid and non-assessable.

Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP